Airgain® Reports Fourth Quarter and Full Year 2021 Financial Results

San Diego, CA, February 24, 2022 – Airgain, Inc. (Nasdaq: AIRG), a leading provider of advanced wireless connectivity solutions and technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive, today reported financial results for the fourth quarter and full year ended December 31, 2021.

“Our fourth quarter financial results came in as expected and we are beginning to see in the first quarter of 2022 signs of recovery in our consumer market revenue from the global supply shortages. As a result, we expect revenue to grow and our gross margin to begin to improve in the first quarter,” said Airgain’s President and Chief Executive Officer, Jacob Suen. “With rising demand for our new and innovative Industrial IoT, AirgainConnect®, and aftermarket products, we are optimistic about our growth prospects in 2022 and beyond. With continued focus on customer satisfaction, operational efficiency, and product innovation, we are keen on delivering on our mission to connect the world through Airgain’s optimized integrated wireless systems.”

Fourth Quarter 2021 Financial Highlights

GAAP

•
Sales of $14.1 million
•
GAAP gross margin of 34.4%
•
GAAP operating expenses of $9.3 million
•
GAAP net loss of $4.6 million or $(0.46) per share

Non-GAAP

•
Non-GAAP gross margin of 35.1%
•
Non-GAAP operating expenses of $7.2 million
•
Non-GAAP net loss of $2.3 million or $(0.23) per share
•
Adjusted EBITDA of $(2.1) million

Fourth Quarter 2021 Financial Results

Sales for the fourth quarter of 2021 were $14.1 million, of which $2.5 million was generated from the consumer market, $8.1 million from the enterprise market and $3.5 million from the automotive market. Sales decreased by 8.5%, or $1.3 million in the fourth quarter of 2021 compared to $15.5 million in the third quarter of 2021. Consumer sales declined from the third quarter of 2021 by $2.1 million primarily due to continuing weakness from the global supply shortage impacting our customers' product sales. Enterprise product sales decreased from the third quarter of 2021 by $0.6 million due to continuing weakness from the global supply shortage. Lower enterprise WiFi product sales was offset by increased sales in industrial IoT products. Automotive sales increased $1.4 million from the third quarter of 2021 primarily due to growth in sales of AirgainConnect® products. Sales for the fourth quarter of 2021 increased by 10.2%, or $1.3 million from $12.8 million in the same year-ago period primarily due to increased sales of $6.8 million from the enterprise market, mainly due to sales of industrial IoT products and increased sales of $1.7 million from the automotive market offset by a decrease in sales of $7.2 million from the consumer market.

GAAP gross profit for the fourth quarter of 2021 was $4.9 million compared to $5.5 million for the third quarter of 2021 and $5.8 million in the same year-ago period. Non-GAAP gross profit for the fourth quarter of 2021 was $5.0 million, compared to $5.6 million for the third quarter of 2021 and $5.9 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the fourth quarter of 2021 was 34.4%, compared to 35.9% for the third quarter of 2021 and 45.5% in the same year-ago period. The decrease in gross margin compared to the third quarter of 2021 was primarily due to changes in product mix including decreased sales of consumer products which yield a higher gross margin. The decrease in gross margin for the fourth quarter of 2021 compared to the same year-ago period was primarily due to changes in the product mix, including increased sales of industrial IoT devices with lower gross margins and a decrease in consumer sales that have higher gross margins, higher production and freight costs, and higher amortization costs associated with the NimbeLink acquisition. Non-GAAP gross margin for the fourth quarter of 2021 was 35.1% compared to 36.5% for the third quarter of 2021 and 45.8% in the same year-ago period. The decrease in non-GAAP gross margin from the third quarter of 2021 and the same year-ago period was primarily due to changes in product mix and the impact of ramping industrial IoT sales which yield a lower gross margin, as well as higher production and freight costs (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the fourth quarter of 2021 were $9.3 million, compared to $8.6 million for the third quarter of 2021 and $6.9 million in the same year-ago period. Operating expenses were higher for the fourth quarter of 2021 compared to the third quarter of 2021 due to the change in the fair value of contingent consideration associated with the NimbeLink acquisition, higher travel and marketing costs and higher shipping and handling costs for products sold to our customers. The higher operating expenses for the fourth quarter of 2021 compared to the same year-ago period were primarily due to the NimbeLink acquisition which resulted in added headcount, facilities and IT expenses, higher amortization of intangible assets, higher outsourced service costs as well as a $0.4 million charge related to the change in fair value of contingent consideration associated with the NimbeLink acquisition. Non-GAAP operating expenses for the fourth quarter of 2021 were $7.2 million compared to $6.8 million in the third quarter of 2021 and $5.7 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the fourth quarter of 2021 was $4.6 million or $(0.46) per share (based on 10.1 million shares), compared to $3.1 million or $(0.30) per share (based on 10.1 million shares) for the third quarter of 2021 and $1.1 million or $(0.11) per share (based on 9.8 million shares) in the same year-ago period. The increase in net loss compared to the third quarter of 2021 and the same year-ago period was due to lower gross profit, higher operating expenses and higher income tax provision. Non-GAAP net loss for the fourth quarter of 2021 was $2.3 million or $(0.23) per share (based on 10.1 million shares), compared to $1.1 million or $(0.11) per share (based on 10.1 million shares) for the third quarter of 2021 and a non-GAAP net income of $0.2 million or $0.02 per share (based on 10.2 million diluted shares) for the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the fourth quarter of 2021 was $(2.1) million, compared to $(1.0) million for the third quarter of 2021 and $0.3 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Full Year 2021 Financial Highlights

GAAP

•
Sales of $64.3 million
•
GAAP gross margin of 38.3%
•
GAAP operating expense of $36.7 million
•
GAAP net loss of $10.1 million or $(1.01) per share

Non-GAAP

•
Non-GAAP gross margin of 39.4%
•
Non-GAAP operating expense of $27.8 million
•
Non-GAAP net loss of $2.5 million or $(0.25) per share
•
Adjusted EBITDA of $(2.0) million

Full Year 2021 Financial Results

Sales for the full year of 2021 were $64.3 million, of which $26.3 million was generated from the consumer market, $27.4 million from the enterprise market and $10.6 million from the automotive market. Sales increased by 32.5%, or $15.8 million for the full year of 2021 compared to $48.5 million in 2020. Consumer sales declined by $10.9 million from $37.1 million in 2020 primarily due to continuing weakness from the global supply shortage impacting our customers' product sales. Enterprise product sales increased $23.5 million from $3.9 million in 2020, primarily due to the sale of industrial IoT products. Automotive sales increased $3.2 million, from $7.5 million in 2020, primarily due to growth in sales of AirgainConnect® products.

GAAP gross profit for the full year of 2021 was $24.6 million compared to $22.6 million in 2020. Non-GAAP gross profit for the full year of 2021 was $25.3 million compared to $22.7 million in 2020 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the full year of 2021 was 38.3%, compared to 46.6% in 2020. The decrease in gross margin was primarily due to changes in the product mix including increased sales of industrial IoT devices with lower gross margins, and higher production and freight costs as well as an inventory step-up adjustment and higher amortization costs associated with the NimbeLink acquisition. Non-GAAP gross margin for the full year of 2021 was 39.4%, compared to 46.8% in 2020 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the full year of 2021 were $36.7 million, compared to $25.8 million in 2020. The higher operating expenses were primarily due to the NimbeLink acquisition which resulted in added headcount, facilities and IT expenses and intangible asset amortization as well as a change in fair value of contingent consideration of $2.0 million. Non-GAAP operating expense for the full year of 2021 was $27.8 million, compared to $22.2 million in 2020 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the full year of 2021 was $10.1 million or $(1.01) per share (based on 10.0 million shares), compared to $3.3 million or $(0.34) per share (based on 9.7 million shares) in 2020. The increase in net loss was due to increased operating expenses, partially offset by increased gross profit and a $2.0 million tax benefit. In connection with the NimbeLink acquisition, deferred tax liabilities associated with the intangible assets and a $2.3 million release of the valuation allowance was recorded in the first quarter of 2021. Non-GAAP net loss for the full year of 2021 was $2.5 million or $(0.25) per share (based on 10.0 million shares), compared to non-GAAP net income of $0.5 million or $0.05 per share (based on 10.0 million diluted shares) in 2020 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the full year of 2021 was $(2.0) million, compared to $0.9 million in 2020 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

First Quarter 2022 Financial Outlook

GAAP

•
Sales are expected to be in the range of $16.5 million to $18.0 million, or $17.25 million at the midpoint
•
GAAP gross margin is expected to be in the range of 35.0% to 37.0%
•
GAAP operating expense is expected to be $9.6 million, plus or minus $0.1 million
•
GAAP net loss per share is expected to be $0.33 at midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 36.0% to 38.0%
•
Non-GAAP operating expense is expected to be $7.5 million, plus or minus $0.1 million
•
Non-GAAP net loss per share is expected to be $0.11 at midpoint
•
Adjusted EBITDA is expected to be $(1.0) million at midpoint

Our financial outlook for the three months ending March 31, 2022, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call today Thursday, February 24, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss financial results for the fourth quarter and full year ended December 31, 2021.

Airgain management will host the presentation, followed by a question and answer period.

Date: Thursday, February 24, 2022

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

Please follow the below web address to register for the conference call. Upon registering, you will be provided call details with a unique ID. There will be a reminder email sent out to all registered participants.

Registration: https://www.incommglobalevents.com/registration/q4inc/10018/airgain-fourth-quarter-and-full-year-2021-earnings-call/

The conference call will be broadcast simultaneously and available for replay via the investor relations section of the company's website at investors.airgain.com.

A replay of the call is available after 8:00 p.m. Eastern Time on the same day until March 26, 2022.

U.S. replay dial-in: (866) 813-9403 or (929) 458-6194

Conference ID: 625525

Webcast URL: https://events.q4inc.com/attendee/601180595

About Airgain, Inc.

Airgain is a leading provider of advanced wireless connectivity solutions and technologies used to enable high performance networking across a broad range of devices and markets, including consumer, enterprise, and automotive. Airgain's mission is to connect the world through optimized integrated wireless solutions. Combining design-led thinking with testing and development, Airgain's technologies are deployed in carrier, fleet, enterprise, residential, private, government, and public safety wireless networks and systems, including set-top boxes, access points, routers, modems, gateways, media adapters, portables, digital televisions, sensors, fleet, and asset tracking devices. Through its pedigree in the design, integration, and testing of high-performance embedded antenna technology, Airgain has become a leading provider of integrated communications products that solve critical connectivity needs. Airgain is headquartered in San Diego, California, and maintains design and test centers in the U.S., U.K., and China. For more information, visit airgain.com, or follow Airgain on LinkedIn and Twitter.

Airgain, AirgainConnect and the Airgain logo are trademarks or registered trademarks of Airgain, Inc.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our first quarter 2022 financial outlook and demand for our products and prospects for future growth across our markets. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the market for our antenna products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our and our customer's ability to obtain necessary components in our respective supply chains may negatively affect our sales and operating results; the COVID-19 pandemic may continue to disrupt and otherwise adversely affect our operations and those of our suppliers, partners, distributors and ultimate end customers, and the overall global supply shortage and logistics delays within the supply chain that our products are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; our products are subject to intense competition, including competition from the customers to whom we sell and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; risks associated with the performance of our products; risks and uncertainties related to management and key personnel changes; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a few contract manufacturers to produce and ship all of our products, a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense; depreciation and/or amortization; change in the fair value of contingent consideration, acquisition-related expenses, amortization of inventory step-up and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, change in the fair value of contingent consideration and acquisition-related expenses. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, amortization of inventory step-up and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

David B. Lyle

Chief Financial Officer

Airgain, Inc.

investors@airgain.com

Airgain Investor Contact

Matt Glover

Gateway Group, Inc.

+1 949 574 3860

AIRG@gatewayir.com

Airgain, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$14,511	$38,173
Trade accounts receivable, net	10,757	4,782
Inventory	8,949	1,016
Prepaid expenses and other current assets	1,272	1,462
Total current assets	35,489	45,433
Property and equipment, net	2,698	2,377
Leased right-of-use assets	2,777	—
Goodwill	10,845	3,700
Intangible assets, net	14,229	3,168
Other assets	352	249
Total assets	$66,390	$54,927
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,474	$2,975
Accrued compensation	2,013	2,655
Accrued liabilities and other	2,833	1,187
Short-term lease liabilities	841	—
Deferred purchase price liabilities	8,726	—
Current portion of deferred rent obligation under operating lease	—	39
Total current liabilities	19,887	6,856
Deferred tax liability	109	58
Long-term lease liabilities	2,221	—
Deferred rent obligation under operating lease	—	271
Total liabilities	22,217	7,185
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 10,638 shares issued and 10,097 shares outstanding at December 31, 2021; and 10,318 shares issued and 9,784 shares outstanding at December 31, 2020	106,971	100,356
Treasury stock, at cost: 541 shares at December 31, 2021 and 534 shares at December 31, 2020.	(5,364)	(5,267)
Accumulated deficit	(57,434)	(47,347)
Total stockholders’ equity	44,173	47,742
Total liabilities and stockholders’ equity	$66,390	$54,927

Airgain, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2021	2021	2020	2021	2020
Sales	$14,144	$15,455	$12,830	$64,273	$48,502
Cost of goods sold	9,279	9,909	6,993	39,666	25,917
Gross profit	4,865	5,546	5,837	24,607	22,585
Operating expenses:
Research and development	2,790	2,698	2,284	10,920	9,157
Sales and marketing	2,797	2,484	1,538	10,209	6,141
General and administrative	3,361	3,307	3,091	13,562	10,471
Change in fair value of contingent consideration	380	103	—	2,040	—
Total operating expenses	9,328	8,592	6,913	36,731	25,769
Loss from operations	(4,463)	(3,046)	(1,076)	(12,124)	(3,184)
Other expense (income):
Interest income, net	(5)	(6)	(3)	(26)	(197)
Other expense	23	(1)	8	38	19
Total other expense (income)	18	(7)	5	12	(178)
Loss before income taxes	(4,481)	(3,039)	(1,081)	(12,136)	(3,006)
Provision (benefit) for income taxes	165	30	(1)	(2,049)	273
Net loss	$(4,646)	$(3,069)	$(1,080)	$(10,087)	$(3,279)
Net income loss per share:
Basic	$(0.46)	$(0.30)	$(0.11)	$(1.01)	$(0.34)
Diluted	$(0.46)	$(0.30)	$(0.11)	$(1.01)	$(0.34)
Weighted average shares used in calculating income (loss) per share:
Basic	10,121	10,082	9,771	10,019	9,714
Diluted	10,121	10,082	9,771	10,019	9,714

Airgain, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(10,087)	$(3,279)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	546	463
Loss on disposal of property and equipment	21	11
Amortization of intangible assets	3,004	629
Amortization of premium on investments, net	—	64
Stock-based compensation	4,049	2,564
Change in fair value of contingent consideration	2,040	—
Deferred tax liability	(2,279)	6
Changes in operating assets and liabilities:
Trade accounts receivable	(4,848)	2,874
Inventory	(6,261)	177
Prepaid expenses and other current assets	371	(164)
Other assets	50	—
Accounts payable	1,817	(862)
Accrued compensation	(781)	163
Accrued liabilities and other	1,214	843
Lease liabilities	(26)	—
Deferred obligation under operating lease	—	215
Net cash provided by (used in) operating activities	(11,170)	3,704
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(14,185)	—
Purchases of available-for-sale securities	—	(753)
Maturities of available-for-sale securities	—	22,366
Purchases of property and equipment	(736)	(727)
Net cash provided by (used in) investing activities	(14,921)	20,886
Cash flows from financing activities:
Repurchases of common stock	(97)	(608)
Proceeds from issuance of common stock, net	2,526	1,169
Net cash provided by financing activities	2,429	561
Net increase (decrease) in cash, cash equivalents and restricted cash	(23,662)	25,151
Cash, cash equivalents, and restricted cash; beginning of period	38,348	13,197
Cash, cash equivalents, and restricted cash; end of period	$14,686	$38,348

Supplemental disclosure of cash flow information:
Interest paid	$—	$—
Taxes paid	$153	$164
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets recorded upon adoption of ASC 842	$3,199	$—
Leased liabilities recorded upon adoption of ASC 842	$3,519	$—
Accrual of property and equipment	$4	$2

Cash and cash equivalents and restricted cash	$14,511	$38,173
Restricted cash included in other assets	175	175
Total cash, cash equivalents, and restricted cash	$14,686	$38,348

Airgain, Inc.

Sales by Target Market

(in thousands)

(unaudited)

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
Target Market	2021	2021	2020	2021	2020
Consumer	$2,475	$4,599	$9,640	$26,275	$37,129
Enterprise	8,148	8,698	1,335	27,379	3,910
Automotive	3,521	2,158	1,855	10,619	7,463
Total sales	$14,144	$15,455	$12,830	$64,273	$48,502

Airgain, Inc.

Stock-Based Compensation Expense by Department

(in thousands)

(unaudited)

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2021	2021	2020	2021	2020
Cost of goods sold	$—	$1	$2	$3	$2
Research and development	186	211	124	777	548
Sales and marketing	261	230	101	919	390
General and administrative	598	626	381	2,350	1,624
Total stock-based compensation expense	$1,045	$1,068	$608	$4,049	$2,564

Airgain, Inc. (in thousands) (unaudited)

Reconciliation of GAAP to non-GAAP Gross Profit

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2021	2021	2020	2021	2020
Gross profit	$4,865	$5,546	$5,837	$24,607	$22,585
Stock-based compensation	—	1	2	3	2
Amortization of intangible assets	93	93	33	369	132
Amortization of inventory step-up	—	—	—	352	—
Non-GAAP gross profit	$4,958	$5,640	$5,872	$25,331	$22,719

Reconciliation of GAAP to non-GAAP Gross Margin

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2021	2021	2020	2021	2020
Gross margin	34.4%	35.9%	45.5%	38.3%	46.6%
Stock-based compensation	0.0%	0.0%	0.0%	0.0%	0.0%
Amortization of intangible assets	0.7%	0.6%	0.3%	0.6%	0.2%
Amortization of inventory step-up	0.0%	0.0%	0.0%	0.5%	0.0%
Non-GAAP gross margin	35.1%	36.5%	45.8%	39.4%	46.8%

Reconciliation of GAAP to non-GAAP Operating Expenses

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2021	2021	2020	2021	2020
Operating expenses	$9,328	$8,592	$6,913	$36,731	$25,769
Stock-based compensation expense	(1,045)	(1,067)	(606)	(4,046)	(2,562)
Amortization of intangible assets	(663)	(672)	(121)	(2,635)	(497)
Change in fair value of contingent consideration	(380)	(103)	—	(2,040)	—
Acquisition-related expenses	—	—	(484)	(189)	(484)
Non-GAAP operating expenses	$7,240	$6,750	$5,702	$27,821	$22,226

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to non-GAAP Net Income (Loss)

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2021	2021	2020	2021	2020
Net loss	$(4,646)	$(3,069)	$(1,080)	$(10,087)	$(3,279)
Stock-based compensation expense	1,045	1,068	608	4,049	2,564
Amortization of intangible assets	756	765	154	3,004	629
Change in fair value of contingent consideration	380	103	—	2,040	—
Acquisition-related expenses	—	—	484	189	484
Amortization of inventory step-up	—	—	—	352	—
Other (income) expense	16	(6)	(3)	(5)	(186)
Provision (benefit) for income taxes	165	30	(1)	(2,049)	273
Non-GAAP net income (loss) attributable to common stockholders	$(2,284)	$(1,109)	$162	$(2,507)	$485

Non-GAAP net income (loss) per share:
Basic	$(0.23)	$(0.11)	$0.02	$(0.25)	$0.05
Diluted	$(0.23)	$(0.11)	$0.02	$(0.25)	$0.05
Weighted average shares used in calculating non-GAAP net income (loss) per share:
Basic	10,121	10,082	9,771	10,019	9,714
Diluted	10,121	10,082	10,188	10,019	9,992

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2021	2021	2020	2021	2020
Net loss	$(4,646)	$(3,069)	$(1,080)	$(10,087)	$(3,279)
Stock-based compensation expense	1,045	1,068	608	4,049	2,564
Depreciation and amortization	913	896	269	3,550	1,092
Change in fair value of contingent consideration	380	103	—	2,040	—
Amortization of inventory step-up	—	-	—	352	—
Acquisition-related expenses	—	-	484	189	484
Other (income) expense	16	(6)	(3)	(5)	(186)
Provision (benefit) for income taxes	165	30	(1)	(2,049)	273
Adjusted EBITDA	$(2,127)	$(978)	$277	$(1,961)	$948

Q1-2022 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net Loss, EPS and to Adjusted EBITDA
For the Three Months Ended March 31, 2022
(in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	36.0%	GAAP operating expenses	$9.59
Stock-based compensation	0.1%	Stock-based compensation	(1.33)
Amortization	0.5%	Amortization	(0.67)
Restructuring	0.4%	Restructuring	(0.09)
Non-GAAP gross margin	37.0%	Non-GAAP operating expenses	$7.50

Net Loss Reconciliation		Net Loss per Share Reconciliation(1):
GAAP net loss	$(3.41)	GAAP net loss per share	$(0.33)
Stock-based compensation	1.34	Stock-based compensation	0.13
Amortization	0.76	Amortization	0.07
Restructuring	0.15	Restructuring	0.01
Interest income, net	(0.01)	Interest income, net	-
Provision for income taxes	0.05	Provision for income taxes	0.01
Non-GAAP net loss	$(1.12)	Non-GAAP net loss per share	$(0.11)

Adjusted EBITDA Reconciliation
GAAP net loss	$(3.41)
Stock-based compensation	1.34
Depreciation and amortization	0.92
Restructuring	0.15
Interest income, net	(0.01)
Provision for income taxes	0.05
Adjusted EBITDA	$(0.96)

(1) Amounts are based on 10.3 million weighted average shares outstanding.